                                                                Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.99
FROM CONTINUING OPERATIONS IN SECOND QUARTER

LAKE FOREST, Ill., July 27, 2006 -- Brunswick Corporation (NYSE: BC) reported today earnings from continuing operations of $0.99 per diluted share for the second quarter of 2006, compared with $1.12 per diluted share for the year-ago second quarter. Earnings from continuing operations for the second quarter of 2006 include a $0.06 per diluted share benefit from tax-related items.
“We are pleased with our second quarter results given the increasingly difficult economic environment in which consumers are deferring expenditures for discretionary items, a factor affecting retail demand especially for marine products,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Total sales increased 1 percent in the quarter due to contributions from our boat and fitness equipment operations. If we exclude incremental sales from acquired businesses, however, organic sales actually declined 5 percent. Lower organic sales, a mix shift to lower-margin products along with higher raw material and component costs, partially offset by lower operating expense, were the primary drivers behind a reduction in operating margins to 9.0 percent in the second quarter of 2006 from 11.0 percent in the comparable quarter a year ago.”

Second Quarter Results
For the quarter ended June 30, 2006, net sales increased 1 percent to $1,543.1 million, up from $1,531.6 million a year earlier. Operating earnings declined 18 percent to $138.2 million compared with $168.2 million in the year-ago quarter, and operating margins were 9.0 percent, down from 11.0 percent. Net earnings from continuing operations totaled $94.5 million, or $0.99 per diluted share, down from $111.0 million, or $1.12 per diluted share, for the second quarter of 2005. In the second quarter of 2006, the company recorded a tax benefit of $0.06 per diluted share resulting primarily from the resolution of a long-standing tax case with the Internal Revenue Service. Debt-to-total capital was 26.2 percent at quarter end as compared with 27.7 percent a year earlier, and cash totaled $310.6 million.
During the second quarter of 2006, the company announced its decision to pursue the sale of substantially all of its Brunswick New Technologies (BNT) business unit. As a result, the portions of BNT proposed for sale are being accounted for as discontinued operations. For the second quarter of 2006, the company reported a net loss from discontinued operations of $11.3 million, or $0.12 per diluted share, compared with net earnings of $3.1 million, or $0.03 per diluted share, for the second quarter of 2005.
The company said that during the second quarter of 2006, it acquired approximately 1.5 million shares of its common stock for approximately $56 million under a $500 million repurchase authorization. Over the past year, approximately 5.1 million shares have been acquired for about $193 million. Diluted shares outstanding averaged 95.5 million in the second quarter of 2006, down from 99.2 million for the second quarter of 2005.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems. The Boat segment reported net sales for the second quarter of $769.7 million, up 3 percent compared with $745.5 million in the second quarter of 2005. Excluding incremental sales from acquired businesses, organic boat sales declined 7 percent. Operating earnings decreased to $53.1 million from $74.9 million reported in the second quarter of 2005, and operating margins were 6.9 percent, down from 10.0 percent.
“We reduced production and increased promotional efforts in select product lines to manage pipeline inventories during the quarter,” McCoy said. “The lower fixed cost absorption due to reduced production levels, coupled with the fact that we had lower sales in some of our higher-margin product lines, had an adverse effect on operating margins.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $668.5 million in the second quarter of 2006, down 2 percent from $683.5 million in the year-ago quarter. Operating earnings in the second quarter decreased 9 percent to $94.7 million versus $103.5 million, and operating margins declined to 14.2 percent from 15.1 percent for the same quarter in 2005.
“The reduction in sales was primarily driven by a decline in our domestic outboard engine business, partially offset by increased sales of products outside of the United States,” McCoy said. “Operating margins were adversely affected by lower sales along with the shift in product mix to lower-margin, low-emission outboard engines. Approximately 91 percent of our U.S. outboard sales in the second quarter of 2006 came from low-emission engines, up from 71 percent in the year-ago quarter.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Fitness segment sales increased 8 percent in the quarter to $129.7 million, up from $120.4 million in the year-ago quarter. Operating earnings for the quarter totaled $7.4 million, up 45 percent from $5.1 million in the second quarter of 2005, and operating margins increased 150 basis points to 5.7 percent from 4.2 percent a year ago.
“Through its market drive and increasing focus on improving productivity, Life Fitness produced a quarter of both solid sales increases with improving margins,” McCoy explained. “Segment sales benefited from continued expansion of health clubs in both domestic and international markets. At the same time, our continued emphasis on containing operating expenses led to the operating margin improvement.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the second quarter of 2006 totaled $110.1 million, down 4 percent compared with $114.9 million in the year-ago quarter. Year-over-year operating earnings were $0.6 million in the second quarter versus $5.2 million, and operating margins fell to 0.5 percent compared with 4.5 percent in 2005.
“Segment sales were affected by a decline in sales of bowling equipment compared with a year ago. Quarterly product sales tend to fluctuate throughout the year as they are tied to the timing of new center openings by independent proprietors. The segment also reported lower billiards sales, reflecting customers’ desire to postpone discretionary purchases in these economic times,” McCoy commented. “Despite fewer centers versus a year ago, our bowling retail operation posted single-digit sales gains due to increased traffic at existing centers and the addition of two new Brunswick Zone XLs. Operating margins were adversely affected by lower equipment sales, new center start-up costs, as well as the costs associated with the closure of four bowling centers and renovation of a Massachusetts bowling center damaged by floods in the second quarter.”

Six-Month Results
For the six months ended June 30, 2006, the company had net sales of $2,956.4 million, up 3 percent from $2,874.1 million for the first half of 2005. Excluding contributions from acquired businesses, sales were down 3 percent. Operating earnings totaled $236.4 million for the first half of 2006, down from $267.0 million for the corresponding period in 2005, and operating margins declined to 8.0 percent versus 9.3 percent a year ago. Net earnings from continuing operations for the first six months of 2006 were $168.6 million, or $1.76 per diluted share, down from $205.0 million, or $2.07 per diluted share, for the same period in 2005. Results for the first half of 2006 include the $0.06 per diluted share tax benefit recorded in the second quarter, as noted above, and a $0.13 per diluted share tax benefit recorded in the first quarter. Results for the first half of 2005 include an after-tax gain of $31.5 million, equivalent to $0.32 per diluted share, recorded in the first quarter on the sale of MarineMax, Inc. stock.
For the first half of 2006, the company reported a net loss from discontinued operations of $18.0 million, or $0.19 per diluted share, compared with net earnings of $3.7 million, or $0.04 per diluted share, for the same period in 2005.

Looking Ahead
“Throughout the second quarter of 2006, we experienced declining retail demand for marine products, which has resulted in an increase in pipeline inventories. At quarter end, there were 26 weeks of supply of boats and 21 weeks of supply of engines, up from 23 weeks for boats and 20 weeks for engines a year ago,” McCoy said. “Managing pipelines is essential in a cyclical, as well as a seasonal, business. With the off-season quickly approaching, we can’t rely solely on retail demand to rebalance the pipeline. So, we are planning further production cuts to manage pipelines for the 2007 model year, which began on July 1. As we previously announced, we are estimating that our 2006 earnings from continuing operations will fall in the range of $2.40 to $2.55 per diluted share, excluding tax-related benefits either already realized or expected for the year. That compares with the $3.13 per share we reported in 2005 from continuing operations, excluding tax-related benefits and the gain on the sale of MarineMax stock. The decline in earnings is primarily due to reduced sales and the impact of fixed cost absorption from production cuts needed to adjust pipeline inventories.”
“While we can’t control market conditions, we will continue to operate our businesses in the most efficient manner possible and continue to execute relentlessly against our five key strategies: having new, high-quality products coming to the market faster than the competition; providing our dealers with profit opportunities not available elsewhere; be best cost in our industries; be global; and attract and retain talent,” McCoy added. “In doing so, we will achieve our long-term value creation objectives and better position the company to benefit our shareholders when industry conditions improve.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended June 30
	2006	2005	% Change

Net sales	$1,543.1	$1,531.6	1%
Cost of sales	1,188.3	1,145.0	4%
Selling, general and administrative expense	182.6	187.9	-3%
Research and development expense	34.0	30.5	11%
Operating earnings	138.2	168.2	-18%
Equity earnings	6.6	5.6	18%
Other income (expense), net	(2.5)	0.1	NM
Earnings before interest and income taxes	142.3	173.9	-18%
Interest expense	(14.2)	(13.1)	8%
Interest income	2.4	3.5	-31%
Earnings before income taxes	130.5	164.3	-21%
Income tax provision	36.0	53.3
Net earnings from continuing operations	94.5	111.0	-15%

Net earnings (loss) from discontinued operations, net of tax	(11.3)	3.1	NM

Net earnings	$83.2	$114.1	-27%

Earnings per common share:
Basic
Earnings from continuing operations	$1.00	$1.13	-12%
Earnings (loss) from discontinued operations	(0.12)	0.03	NM

Net earnings	$0.88	$1.16	-24%

Diluted
Earnings from continuing operations	$0.99	$1.12	-12%
Earnings (loss) from discontinued operations	(0.12)	0.03	NM

Net earnings	$0.87	$1.15	-24%

Weighted average number of shares used for computation of:
Basic earnings per share	94.7	98.0	-3%
Diluted earnings per share	95.5	99.2	-4%

Effective tax rate (1)	27.6%	32.4%

Supplemental Information
Diluted earnings from continuing operations	$0.99	$1.12	-12%
Tax reserve reassessment (1)	(0.06)	-	NM

Earnings from continuing operations, as adjusted	$0.93	$1.12	-17%

(1) The decrease in the effective tax rate for the second quarter of 2006 was primarily due to a tax reserve reassessment of $5.8 million.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Six Months Ended June 30
	2006	2005	% Change

Net sales	$2,956.4	$2,874.1	3%
Cost of sales	2,288.2	2,166.3	6%
Selling, general and administrative expense	367.3	380.4	-3%
Research and development expense	64.5	60.4	7%
Operating earnings	236.4	267.0	-11%
Equity earnings	11.8	10.6	11%
Investment sale gain (1)	-	38.7	NM
Other expense, net	(2.7)	(0.8)	NM
Earnings before interest and income taxes	245.5	315.5	-22%
Interest expense	(27.8)	(26.1)	7%
Interest income	5.4	6.2	-13%
Earnings before income taxes	223.1	295.6	-25%
Income tax provision	54.5	90.6
Net earnings from continuing operations	168.6	205.0	-18%

Net earnings (loss) from discontinued operations, net of tax	(18.0)	3.7	NM

Net earnings	$150.6	$208.7	-28%

Earnings per common share:
Basic
Earnings from continuing operations	$1.77	$2.09	-15%
Earnings (loss) from discontinued operations	(0.19)	0.04	NM

Net earnings	$1.58	$2.13	-26%

Diluted
Earnings from continuing operations	$1.76	$2.07	-15%
Earnings (loss) from discontinued operations	(0.19)	0.04	NM

Net earnings	$1.57	$2.11	-26%

Weighted average number of shares used for computation of:
Basic earnings per share	95.2	97.8	-3%
Diluted earnings per share	96.1	99.1	-3%

Effective tax rate (2)	24.4%	30.6%

Supplemental Information
Diluted earnings from continuing operations	$1.76	$2.07	-15%
Tax reserve reassessment (2)	(0.19)	-	NM
Investment sale gain (1)	-	(0.32)	NM

Earnings from continuing operations, as adjusted	$1.57	$1.75	-10%

(1) The Company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.
(2) The decrease in the effective tax rate for the first six months of 2006 was primarily due to a tax reserve reassessment of $18.2 million.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$769.7	$745.5	3%	$53.1	$74.9	-29%	6.9%	10.0%
Marine Engine	668.5	683.5	-2%	94.7	103.5	-9%	14.2%	15.1%
Marine eliminations	(134.9)	(132.3)		-	-
Total Marine	1,303.3	1,296.7	1%	147.8	178.4	-17%	11.3%	13.8%

Fitness	129.7	120.4	8%	7.4	5.1	45%	5.7%	4.2%
Bowling & Billiards	110.1	114.9	-4%	0.6	5.2	-88%	0.5%	4.5%
Eliminations	-	(0.4)		-	-
Corp/Other	-	-		(17.6)	(20.5)	14%

Total	$1,543.1	$1,531.6	1%	$138.2	$168.2	-18%	9.0%	11.0%

	Six Months Ended June 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$1,520.7	$1,426.2	7%	$101.5	$124.0	-18%	6.7%	8.7%
Marine Engine	1,223.5	1,225.8	0%	139.6	155.5	-10%	11.4%	12.7%
Marine eliminations	(276.2)	(250.9)		-	-
Total Marine	2,468.0	2,401.1	3%	241.1	279.5	-14%	9.8%	11.6%

Fitness	263.7	247.9	6%	16.3	11.5	42%	6.2%	4.6%
Bowling & Billiards	224.8	226.4	-1%	13.4	16.3	-18%	6.0%	7.2%
Eliminations	(0.1)	(1.3)		-	-
Corp/Other	-	-		(34.4)	(40.3)	15%

Total	$2,956.4	$2,874.1	3%	$236.4	$267.0	-11%	8.0%	9.3%

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)
(unaudited)
	June 30,	December 31,	June 30,
	2006	2005	2005
Assets
Current assets
Cash and cash equivalents	$310.6	$487.7	$508.6
Accounts and notes receivables, net	542.5	471.6	481.2
Inventories
Finished goods	393.4	384.3	397.3
Work-in-process	338.6	298.5	305.9
Raw materials	141.9	134.1	140.5
Net inventories	873.9	816.9	843.7
Deferred income taxes	266.4	274.8	298.3
Prepaid expenses and other	64.4	70.3	54.5
Current assets held for sale	113.5	113.7	80.6
Current assets	2,171.3	2,235.0	2,266.9

Net property	989.0	953.3	879.3

Other assets
Goodwill and other intangibles	995.3	949.2	931.5
Investments and other long-term assets	385.5	391.0	369.4
Long-term assets held for sale	92.3	93.0	89.7
Other assets	1,473.1	1,433.2	1,390.6

Total assets	$4,633.4	$4,621.5	$4,536.8

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$1.0	$1.1	$3.1
Accounts payable	406.5	431.7	408.9
Accrued expenses and accrued income taxes	786.7	803.8	791.8
Current liabilities held for sale	64.9	68.6	45.5
Current liabilities	1,259.1	1,305.2	1,249.3

Long-term debt	722.6	723.7	729.4
Other long-term liabilities	601.4	608.1	642.3
Long-term liabilities held for sale	6.8	5.7	5.0
Common shareholders' equity	2,043.5	1,978.8	1,910.8

Total liabilities and shareholders' equity	$4,633.4	$4,621.5	$4,536.8

Supplemental Information
Debt-to-capitalization rate	26.2%	26.8%	27.7%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Six Months Ended June 30
	2006	2005
Cash flows from operating activities
Net earnings	$168.6	$205.0
Depreciation and amortization	81.7	75.9
Changes in noncash current assets and current liabilities	(150.9)	(153.4)
Income taxes and other, net	27.0	(21.0)
Net cash provided by (used for) operating activities of continuing operations	126.4	106.5
Net cash provided by (used for) operating activities of discontinued operations	(32.7)	4.9
Net cash provided by (used for) operating activities	93.7	111.4

Cash flows from investing activities
Capital expenditures	(97.3)	(79.9)
Acquisitions of businesses, net of cash and debt acquired	(74.0)	(86.8)
Investments	2.7	(4.7)
Proceeds from sale of property, plant and equipment	5.4	11.8
Proceeds from investment sale (1)	-	57.9
Net cash provided by (used for) investing activities of continuing operations	(163.2)	(101.7)
Net cash provided by (used for) investing activities of discontinued operations	(3.5)	(9.5)
Net cash provided by (used for) investing activities	(166.7)	(111.2)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	0.4	1.1
Payments of long-term debt including current maturities	(0.6)	(1.9)
Stock repurchases	(117.3)	-
Stock options exercised	13.4	9.4
Net cash provided by (used for) financing activities of continuing operations	(104.1)	8.6
Net cash provided by (used for) financing activities of discontinued operations	-	-
Net cash provided by (used for) financing activities	(104.1)	8.6

Net increase (decrease) in cash and cash equivalents	(177.1)	8.8
Cash and cash equivalents at January 1	487.7	499.8

Cash and cash equivalents at June 30	$310.6	$508.6

Free Cash Flow from Continuing Operations
Net cash provided by (used for) operating activities of continuing operations	$126.4	$106.5

Net cash provided by (used for):
Capital expenditures	(97.3)	(79.9)
Proceeds from investment sale (1)	-	57.9
Proceeds from sale of property, plant and equipment	5.4	11.8

Total Free Cash Flow from Continuing Operations	$34.5	$96.3

(1) Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.